Exhibit 15.1

CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-156686) pertaining to the Employees and Office Holders Share Option Plan (2008) of Formula Systems (1985) Ltd., of our reports dated May 15, 2023, with respect to the consolidated financial statements of Formula Systems (1985) Ltd. and the effectiveness of internal control over financial reporting of Formula Systems (1985) Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Kost, Forer, Gabbay & Kasierer
KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel- Aviv, Israel
May 15, 2023